Exhibit 99.1

Magnolia Oil & Gas Provides Interim Financial and Operations Update

After Closing the Acquisition of WildFire Energy

Schedules Conference Call for Third Quarter 2026 Results

Houston, TX, October 1, 2026 – Magnolia Oil & Gas Corporation (NYSE: MGY) announced today an interim financial and operational update following the recent completion of its acquisition of WildFire Energy.

“We are very pleased to have closed the acquisition of WildFire Energy and are well on our way with integrating these attractive assets to begin realizing the substantial benefits of this highly complementary transaction,” stated Magnolia’s Chairman, President and CEO Chris Stavros. “The acquisition is an important new chapter for Magnolia in creating the premier Eagle Ford and Austin Chalk operator while enhancing our concentration of scale, adding high-quality durable resource opportunity, and providing operational efficiencies across a large, contiguous South Texas asset base. The resulting expected improvement in free cash flow further reinforces Magnolia’s differentiated business model by improving our financial returns and expanding our capacity for the return of capital to our shareholders.

“Thanks to the strong efforts, continued dedication and close alignment of our teams, the integration of the assets and operations is executing smoothly and proceeding on track. As we noted when announcing the acquisition, we anticipate the combined business would generate mid-single digit organic annual growth of 4 to 5 percent for both oil volumes and total production, which is above our peer company average growth, and with a D&C capital reinvestment rate of well below 55 percent of adjusted EBITDAX. We plan to consistently return a substantial portion of our free cash flow to shareholders through our safe, sustainable and growing dividend and through the execution of share repurchases of at least 1 percent of outstanding shares per quarter. Ample excess free cash flow will go toward reducing debt to our target of 0.5x net debt to EBITDA or below, and we have already made meaningful progress on this goal. Highlighted below are several key milestones we have already achieved in the short period since announcing the WildFire acquisition in late July.”

Key Milestones Achieved

●	Sold non-core assets for total consideration of $47.5 million plus received 616 net acres in Gonzales County increasing our working interest in a contiguous block of undeveloped acreage acquired earlier this year
●	Ended the third quarter 2026 with approximately $1.9 billion of net debt, which is below 1.0x net debt to 2027E EBITDA at current strip prices, and more than a full year ahead of our original plan
●	Implemented additional hedges at attractive pricing using costless collars with more than half our oil production hedged through second quarter 2027. These instruments protect the execution of our business model, allowing us to continue to reduce debt while retaining exposure to higher prices
●	Expect to realize at least one-third of estimated >$100 million annual run-rate synergies by year-end 2026

Portfolio Optimization

During the third quarter, Magnolia closed the sale of non-core assets in Dimmit and Zavala counties for total consideration of $47.5 million plus 616 net acres in Gonzales County (Karnes area). The acreage received in Gonzales County is inside the contiguous block of primarily undeveloped acreage Magnolia consolidated during the first quarter of 2026. This addition increases Magnolia’s average operated working interest in this acreage to 98 percent helping provide significant duration in the Karnes area that complements our Giddings asset position. The assets divested in Dimmit and Zavala included approximately 1.4 Mboe/d (~84% oil) of next twelve-month production.

Increased Working Interest in Gonzales County

Strong Progress on Reducing Debt and Strengthening the Balance Sheet

Magnolia ended the third quarter with approximately $1.9 billion of net debt, lower than expected due to strong cash flow and proceeds received from the non-core asset sale. At current strip pricing, Magnolia’s leverage is below 1.0x net debt to 2027E EBITDA, more than a year sooner than expected at the time of announcing the WildFire acquisition. Magnolia can consistently pay its safe and growing dividend, repurchase at least 1 percent of its outstanding shares each quarter while continuing to reduce its leverage. During the third quarter, the Company purchased approximately 2.3 million shares after being restricted for a portion of the quarter. Total shares outstanding at the end of the third quarter are approximately 267 million shares.

Production and Capital Outlook

Estimated production for the third quarter 2026 is expected to be 116 to 118 Mboe/d (~42% oil) after factoring in the closing of WildFire and the impact of divested non-core properties. D&C capital spending is expected to be in the range of $155 to $165 million during the third quarter reflecting the same considerations.

Production for the fourth quarter of 2026 (the first full quarter pro forma for the acquisition) is expected to be 159 to 161 Mboe/d (49% to 50% oil), reflecting the divested volumes. D&C capital spending is estimated to be approximately $235 million during the fourth quarter.

2027 production is estimated to grow 4 to 5 percent for both oil and total production off a second quarter 2026 pro forma production base of approximately 78 Mbo/d and 158 Mboe/d after accounting for the production volumes from the non-core asset sale. D&C capital spending is currently estimated to be in the range of $900 to $950 million during 2027 which incorporates a modest amount of oil field service inflation.

Additional Financial and Operational Considerations

Magnolia has provided updated guidance for the fourth quarter of 2026 (the first full quarter pro forma for the acquisition) for several financial and operating metrics in the table below. Additionally, the Company expects to realize one-time transaction and integration-related costs of approximately $65 to $75 million during the third quarter. Magnolia also purchased 3D seismic over the newly acquired acreage during the third quarter for approximately $14 million which will be reflected as exploration expense during the period.

Financial and Operating Metric	Q4 2026 Guidance

Production (Boe/d)	159 - 161
Oil Percent (%)	49% - 50%
D&C Capital Spending ($millions)	~$235

LOE (per Boe)	$5.80 - $6.20
GP&T (per Boe)	$1.80 - $2.10
DD&A (per Boe)	$14.00 - $15.00
Production and Ad Valorem Taxes (%)	5.5% - 6.5%
Interest Expense ($millions)	$35 - $40
Effective Tax Rate	~21%
Cash Tax Rate	0% - 2%
Pre-Hedge Oil Realization (to MEH)	$(2.00)

Oil Price Volatility Allowed for Opportunistic Short-term Hedging

Magnolia implemented oil hedges during the third quarter, and supplementing those inherited in the WildFire acquisition. These additional hedges are structured as costless collars with attractive floor prices intended to provide ample cash flow to protect the execution of our consistent business model while supporting continuous debt reduction. The updated derivative table is provided below:

Recently Added Magnolia Hedges:

Crude Oil Costless Collars:	Sep-26	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Notional volume (Bbls)	900,000	3,680,000	2,700,000	2,275,000	920,000	—
Weighted average floor price ($/Bbl)	$72.50	$73.75	$70.83	$70.00	$70.00	—
Weighted average ceiling price ($/Bbl)	$98.09	$90.97	$88.68	$82.31	$80.08	—

Hedges Inherited from WildFire Acquisition:

Crude Oil Swaps:	Sep-26	Q4 2026	Q1 2027	Q2 2027	Q3 2027	Q4 2027
Notional volume (Bbls)	773,754	2,261,947	2,066,605	1,982,790	893,666	866,955
Weighted average price ($/Bbl)	$64.16	$63.85	$63.46	$65.02	$67.37	$66.34

Conference Call for Third Quarter 2026 Results

Magnolia will host a conference call and webcast to discuss operational and financial results for the third quarter 2026 on Thursday, November 5th at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Join the webcast by visiting Magnolia’s website at www.magnoliaoilgas.com/investors/events-and-presentations and clicking on the webcast link or by dialing 1-844-701-1059. Materials related to Magnolia’s third quarter 2026 financial results to be discussed during the webcast will be made available in the Investors section of the website prior to the call. The company will post a replay of the webcast on its website following the call.

About Magnolia Oil & Gas

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily concentrated in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre‐tax operating margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, regarding Magnolia’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used in this press release, the words could, should, will, may, believe, anticipate, intend, estimate, expect, project, the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events. Except as otherwise required by applicable law, Magnolia disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Magnolia cautions you that these forward-looking statements are subject to all of the risk and uncertainties, most of which are difficult to predict and many of which are beyond the control of Magnolia, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. In addition, Magnolia cautions you that the forward looking statements contained in this press release are subject to the following factors: (i) the market prices of oil, natural gas, NGLs, and other products or services; (ii) the supply and demand for oil, natural gas, NGLs, and other products or services, including impacts of actions taken by OPEC and other state-controlled oil companies; (iii) the outcome of any legal proceedings that may be instituted against Magnolia; (iv) Magnolia’s ability to realize the anticipated benefits of its acquisitions, which may be affected by, among other things, competition and the ability of Magnolia to grow and manage growth profitably; (v) legislative, regulatory, or policy changes, including those following the change in presidential administrations; (vi) geopolitical and business conditions in key regions of the world; (vii) cybersecurity threats, including increased use of artificial intelligence technologies; and (viii) the possibility that Magnolia may be adversely affected by other economic, business, and/or competitive factors, including inflation. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Magnolia’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Magnolia’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Contacts

Investors

Tom Fitter

713-331-4802

tfitter@mgyoil.com

Media

Christina Kuhl

713-331-4849

ckuhl@mgyoil.com